Exhibit 99
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Represents a portion of the 3,762,713 shares of Multiple and Variable Vote
Restricted Convertible Common Stock ("Multi-Vote Common Stock") directly held by Magellan Holdings LP ("Holdings") before the transaction reported on. Holdings sold 3,762,713 shares of Multi-Vote Common Stock pursuant to a public offering, which constituted all of its shares of Multi-Vote Common Stock. The general partner of Holdings is Onex Partners GP LP ("Onex Partners"), which may be entitled to receive a portion of the gain realized on this investment. The Reporting Person is associated with the controlling parties of Onex Partners and has an interest in Onex Partners, and in such capacity had a pecuniary interest in the number of shares indicated in Item 5. The Reporting Person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest and the filing of this Form 4 shall not be construed as an admission that the Reporting Person was the beneficial owner of, or had any pecuniary interest in, any of the shares held directly by Holdings, except for the shares set forth in said Item 5.